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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934

                             Commission File Number:

                                    033-64506

             (Exact name of registrant as specified in its charter)

                           Keystone Investments, Inc.
                          (f/k/a Keystone Group, Inc.)

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              200 Berkeley Street, Boston, Massachusetts 02116-5034
                                 (617) 210-3200

            (Title of each class of securities covered by this Form)

                      9 3/4% Senior Secured Notes due 2003

         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                                       N/A

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)        [  ]       Rule 12h-3(b)(1)(ii)     [  ]
       Rule 12g-4(a)(1)(ii)       [  ]       Rule 12h-3(b)(2)(i)      [  ]
       Rule 12g-4(a)(2)(i)        [  ]       Rule 12h-3(b)(2)(ii)     [  ]
       Rule 12g-4(a)(2)(ii)       [  ]       Rule 15d-6               [  ]
       Rule 12h-3(b)(1)(i)        [X ]

     Approximate number of holders of record as of the certification or noticed date:

                                 Sixty-Four (64)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Keystone Investments, Inc. (f/k/a Keystone Group, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 6, 1996           By:  /s/ Rosemary D. Van Antwerp
                                      ---------------------------------------
                                      Rosemary D. Van Antwerp, Esq.
                                      Senior Vice President and General Counsel